UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 28, 2008

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2008, AVI BioPharma, Inc. (the “Company”) entered into an Employment Agreement with J. David Boyle II under which Mr. Boyle will serve as the Company’s Senior Vice President - Chief Financial Officer. Mr. Boyle is expected to start his employment with the Company not later than August 18, 2008.

In the five years prior to his appointment as the Company’s Senior Vice President - Chief Financial Officer, Mr. Boyle, age 54, worked for both XOMA Ltd., a biopharmaceutical company in the field of therapeutic antibody discovery and development, and Polycom, Inc., a worldwide high technology communications company.  Mr. Boyle served as Vice President, Finance and Chief Financial Officer of XOMA Ltd. from July 2005 to present. Prior to his position as Chief Financial Officer, Mr. Boyle served as Vice President, Financial Operations of XOMA Ltd. from January 2005 to July 2005. Mr. Boyle joined XOMA Ltd. in January 2005 from Polycom, Inc. where he served from March 2002 to December 2004, most recently, as Vice President, Finance. Mr. Boyle also brings to the Company extensive global financial leadership experience in the pharmaceutical industry through previous senior leadership positions. Prior to his employment with Polycom, Inc., Mr. Boyle worked for Salix Pharmaceuticals, Ltd. in the US and for Ares Serono Group both in the US and Switzerland. Mr. Boyle holds a bachelor of arts degree from Catholic University.

Under the terms of his Employment Agreement, the Company will pay Mr. Boyle an annual base salary of $324,000 per year.  In addition to his base compensation, Mr. Boyle will be eligible for an annual bonus up to 30% of his annual base compensation amount, subject to achievement and satisfaction of goals and objectives established upon mutual agreement of the Company’s Chief Executive Officer, the Company’s Compensation Committee and Mr. Boyle.  The Company granted Mr. Boyle an option to purchase 350,000 shares of the Company’s common stock, which will vest in equal installments over three years.  The Company also granted Mr. Boyle options to purchase an additional 150,000 shares of the Company’s common stock (the “Performance Options”).  The Performance Options will vest upon the occurrence of certain financial milestones described in the Employment Agreement.  The Company has also agreed to reimburse up to $100,000 of expenses incurred by Mr. Boyle in connection with his relocation to the Company’s facility in Corvallis, Oregon, up to $12,000 for temporary living expenses incurred by Mr. Boyle as part of his relocation, and $5,000 for legal fees incurred by Mr. Boyle in connection with the negotiation of his Employment Agreement.  The Company’s Employment Agreement with Mr. Boyle provides for certain benefits payable to Mr. Boyle upon termination of Mr. Boyle’s employment by the Company for any reason without cause. If terminated by the Company without cause other than in connection with a change in control, the Employment Agreement provides that Mr. Boyle is entitled to receive severance benefits equal to 12 months of base compensation. If terminated by the Company without cause in connection with a change in control or if terminated by Mr. Boyle  for good reason (the definition of which includes a requirement that it be in connection with a change in control), Mr. Boyle is entitled to receive severance benefits equal to 24 months of base compensation.  In either case, all nonvested options shall immediately vest and be exercisable for  a period of 180 days following the effective date of termination.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending September 30, 2008.

In connection with the hiring of Mr. Boyle, Mark Webber, will cease to serve as the Company’s Chief Financial Officer and will assume the role of the Company’s General Manager of Finance and Administration as of the commencement date of Mr. Boyle’s employment.

A copy of the press release announcing the foregoing developments is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits

The following exhibit is filed herewith:

99.1      Press Release dated July 28, 2008.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on July 28, 2008.

AVI BioPharma, Inc.

By:	/s/ LESLIE HUDSON, Ph.D.
Leslie Hudson, Ph.D.
Chief Executive Officer
(Principal Executive Officer)

Exhibit Index

Exhibit	Description

Exhibit 99.1	Press Release dated July 28, 2008.